EXHIBIT 3.(i)-c


                         CERTIFICATE OF AMENDMENT
                                OF RESTATED
                       CERTIFICATE OF INCORPORATION



     Bally Manufacturing Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST:    That the Board of Directors of said Corporation
adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said Corporation:

          RESOLVED, that the Corporation's Restated Certificate of Incorporation be amended by adding an Article THIRTEENTH, which reads as follows:

          THIRTEENTH:
          A. Except as is otherwise expressly provided in this Restated Certificate of Incorporation or in instruments containing the terms of the Corporation's securities, which instruments have been approved by the Nevada Gaming Commission ("Nevada Commission"), if required, and the New Jersey Casino Control Commission ("New Jersey Commission"), and so long as the Corporation remains either a "holding company" or an "intermediary company" (as those terms or equivalent terms are or may be defined under the Nevada Gaming Control Act ("Nevada Act") and the New Jersey Casino Control Act ("New Jersey Act")) of the holder of a gaming or casino license in either Nevada or New Jersey, all securities of the Corporation shall be held subject to the requirement of the Nevada Act and the New Jersey Act that if a holder thereof is found to be unsuitable pursuant to the Nevada Act by the Nevada Commission or is found to be disqualified pursuant to the New Jersey Act by the New Jersey Commission, such holder shall dispose of his securities in the Corporation promptly after such Holder's receipt of written notice of his unsuitability or disqualification. Promptly following its receipt of notice from the Nevada Commission or the New Jersey Commission (the "Notice Date"), the Corporation shall either deliver such written notice personally to the unsuitable or disqualified holder or shall mail it to such holder by certified mail, return receipt requested, to the address shown on the Corporation's books and records. If any unsuitable or disqualified holder fails to dispose of his securities within 120 days following such holder's receipt of written notice of his unsuitability or disqualification, (i) such securities shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken pursuant to section 151(b) of the General Corporation Law of Delaware or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any government-issued license or franchise held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or such Subsidiary, which license or franchise is conditioned upon some or all of the holders of the Corporation's securities possessing prescribed qualifications, and (ii) such unsuitable or disqualified holder shall indemnify the Corporation for any and all direct or indirect costs, including attorneys' fees, incurred by the Corporation as a result of such holder's continuing ownership or failure to divest promptly.

     B. Commencing on the date the Nevada Commission or the New Jersey Commission serves notice upon the Corporation of the determination of unsuitability or disqualification, it shall be unlawful pursuant to the Nevada Act and the New Jersey Act for the unsuitable or disqualified holder (i) to receive any dividends or interest upon his securities in the Corporation; (ii) to exercise, directly or through any trustee or nominee, any right conferred by such securities; or (iii) to receive any remuneration in any form from the Corporation for services rendered or otherwise.

     C. The redemption price of any securities to be redeemed pursuant to this Article THIRTEENTH shall be equal to the lesser of
(i) the holder's original purchase price for the securities or (ii) the lowest closing sale price of the securities between the Notice Date and the date 120 days after the Notice Date.

     D. For purposes of this Article THIRTEENTH, the term "Subsidiary" means any entity of which this Corporation is deemed to be a "holding company" or an "intermediary company" as those terms or equivalent terms are or may be defined under the Nevada Act and the New Jersey Act.

     SECOND:   That at the annual meeting of stockholders of said
Corporation duly held on May 4, 1989, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required were voted in favor of the aforesaid amendment.

     THIRD:    That the aforesaid amendment was duly adopted in
accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Bally Manufacturing Corporation has caused this Certificate to be signed by Robert Mullane, its Chairman of the Board, and attested by Neil E. Jenkins, its Secretary, this 4th day of May, 1989.

                         BALLY MANUFACTURING CORPORATION


                         By:  /s/ Robert Mullane
                              Chairman of the Board

ATTEST:

By:  /s/ Neil E. Jenkins
     Secretary